Exhibit 10.13

WEREWOLF THERAPEUTICS, INC.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into as of May 29, 2020, by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”) and WEREWOLF THERAPEUTICS, INC. (collectively with each of the other Persons, if any, that join as a co-Borrower hereunder are collectively referred to as the “Borrowers” and individually as a “Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP (except for non-compliance with FAS 123R in monthly reporting). The term “financial statements” shall include the accompanying notes and schedules.

2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Term Loan.

(i) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make a Term Loan to Borrower in an aggregate principal amount not to exceed Fourteen Million Dollars ($14,000,000), consisting of Tranche I and Tranche II, as follows: (i) Tranche I shall be available on the Closing Date with at least $3,000,000 funded on the Closing Date, provided Borrower may elect not to fund any portion of Term Loan in exchange for a fee of $25,000, and (ii) Tranche II shall be available upon Borrower meeting the Performance Milestone. The proceeds of the Term Loan shall be used for general working capital purposes.

(ii) Interest shall accrue from the date of the Term Loan at the rate specified in Section 2.2(a), and shall be payable monthly beginning on the first day of the

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month next following the Term Loan, and continuing on the same day of each month thereafter. If the Amortization Date is the first anniversary of the Closing Date, then Borrower will repay the outstanding principal balance of the Term Loan as of the Amortization Date in thirty six (36) equal monthly installments of principal plus accrued interest. If the Amortization Date has been extended to November 29, 2021, then Borrower will repay the outstanding principal balance of the Term Loan as of the Amortization Date in thirty (30) equal monthly payments of principal plus accrued interest. In both cases, payments shall be due on the first day of each month. On the Maturity Date all amounts due in connection with the Term Loan and any other amounts due under this Agreement shall be immediately due and payable. Term Loan, once repaid, may not be reborrowed. Borrower may prepay the Term Loan at any time without penalty or premium.

(iii) When Borrower desires to obtain a Term Loan, Borrower shall notify Bank (which notice shall be irrevocable) by email to be received no later than 3:30 p.m. Eastern time on the day on which the Term Loan is to be made. Such notice shall be given by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C. The notice shall be signed by an Authorized Officer. Bank shall be entitled to rely on any notice given by a person whom Bank reasonably believes to be an Authorized Officer, and Borrower shall indemnify and hold Bank harmless for any damages, loss, costs and expenses suffered by Bank as a result of such reliance, except for losses caused by Bank’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable order.

2.2 Interest Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Term Loans. Except as set forth in Section 2.2(b), the Term Loans shall bear interest, on the outstanding daily balance thereof, at a floating annual rate equal to the greater of: (A) 1.75% above the Prime Rate then in effect; or (B) 5.00%.

(b) Late Fee; Default Rate. If any payment is not made within 15 days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. After the occurrence and during the continuance of an Event of Default, all Obligations shall bear interest, upon notice of such increase given by Bank, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default (such rate, the “Default Rate”); provided, that, from and after the occurrence of any Event of Default described in Section 8.5, such increase shall be automatic and without the requirement of any notice from Bank. In all such events, and notwithstanding the date on which application of the Default Rate is communicated to Borrower, the Default Rate may be accrued (at the election of Bank) from the initial date of any Event of Default until all existing Events of Default are waived in writing in accordance with the terms of this Agreement.

(c) Payments. Borrower authorizes Bank to, at its option, charge such interest, all Bank Expenses, all Periodic Payments, and any other amounts due and owing in accordance with the terms of this Agreement against any of Borrower’s deposit accounts, held with Bank, and to extent there is not sufficient funds in such deposit accounts, such charged amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due or charged pursuant to the foregoing sentence shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

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(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

2.3 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 3:30 p.m. Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4 Fees. Borrower shall pay to Bank the following:

(a) Facility Fee. Waived;

(b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

(c) Success Fee. Upon a Success Fee Event, Borrower shall pay to Bank a fee of 5.00% of the Term Loan drawn (the “Success Fee”). This Section 2.4(c) shall survive ten (10) years from the date of Payment in Full. If this Agreement is terminated prior to payment of the Success Fee, Borrower shall, give Bank written notice of the first Success Fee Event to occur thereafter, and pay the Success Fee upon the closing of such Success Fee Event.

2.5 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect until Payment in Full. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

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3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Closing. The agreement of Bank to enter into this Agreement on the Closing Date is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, each of the following items and completed each of the following requirements:

(a) this Agreement;

(b) a Corporate Resolution of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) a financing statement (Form UCC-1);

(d) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(e) current financial statements, including Borrower-prepared statements for Borrower’s most recently ended fiscal year and Borrower-prepared consolidated and consolidating balance sheets and income statements for each of the preceding 12 months; and such other updated financial information as Bank may reasonably request;

(f) current Compliance Certificate in accordance with Section 6.2;

(g) Borrower Information Certificate;

(h) insurance certificates required by Section 6.5 hereof;

(i) Borrower shall have opened and funded not less than $50,000 in deposit accounts held with Bank;

(j) a Loan Advance/Paydown Request Form, delivered in the form and manner required by Section 2.1(b)(iii) of this Agreement, requesting that Bank make the Term Loan on or about the Closing Date and/or electing not to fund any portion of Term Loan in exchange for a fee of $25,000; and

(k) such other documents or certificates, and completion of such other matters, as Bank may reasonably request.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is contingent upon the Borrower’s compliance with Section 3.1 above, and is further subject to the following conditions:

(a) timely receipt by Bank of the Loan Advance/Paydown Request Form as provided in Section 2.1;

(b) Borrower shall have transferred substantially all of its Cash assets into operating accounts held with Bank and otherwise be in compliance with Section 6.6 hereof;

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(c) in Bank’s sole discretion, there has not been a Material Adverse Effect; and

(d) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date, and provided further that any representation or warranty that contains a materiality qualification therein shall be true and correct in all respects). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except for Permitted Liens or as disclosed in the Schedule and Collateral located outside of the United States, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination of this Agreement or of any filings undertaken related to Bank’s rights under the Code, Bank’s Lien on the Collateral shall remain in effect until such Lien is released pursuant to the term hereof or Payment in Full.

4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) subject to Section 7.10 below, obtain an acknowledgment, in form and substance reasonably satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts (other than Permitted Outside Accounts), letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance reasonably satisfactory to Bank. Borrower will not create any chattel paper with a book value in excess of $250,000 without placing a legend on the chattel paper reasonably acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances

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in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances until Payment in Full. Borrower shall take such other actions as Bank reasonably requests to perfect its security interests granted under this Agreement.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. As of the Closing Date, except as set forth in the Schedule, all Collateral is located solely in the United States. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. As of the Closing Date, except as set forth in the Schedule, none of the Borrower’s Cash is maintained or invested with a Person other than Bank or Bank’s affiliates as of the Closing Date.

5.4 Intellectual Property. Borrower is the sole owner of the intellectual property created or purchased by Borrower, except for in-licenses not prohibited by this Agreement and licenses granted by Borrower in the ordinary course of business or otherwise constituting an arms-length transaction, the terms of which, on its face, do not provide for a sale or assignment by Borrower of any intellectual property (collectively, “Permitted Licenses”). To the best of Borrower’s knowledge, the intellectual property created or purchased by Borrower constitutes all intellectual property necessary for the conduct of Borrower’s business as now conducted and as presently proposed to be conducted, except to the extent the failure to create or purchase such intellectual property would not reasonably be expected to cause a Material Adverse Effect. To the best of Borrower’s knowledge, each of the copyrights, trademarks and patents created or purchased by Borrower is valid and enforceable, and no part of the intellectual property created or purchased by Borrower has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the intellectual property created or purchased by Borrower violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.

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5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business in the last five years under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

5.6 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date of such financial statements and Borrower’s consolidated and consolidating results of operations for the period then ended subject to the absence of footnotes and to normal year-end audit adjustments. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments and Subsidiaries that are Loan Parties, if any.

5.11 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

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5.12 Restrictions on Granting Liens. Except as disclosed on the Schedule and agreements constituting Excluded Collateral, Permitted Licenses or inbound license agreements to the extent Section 6.8 hereof is complied with, Borrower is not a party to, nor is bound by, any material license or other material agreement necessary for the conduct of Borrower’s business that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement, other than this Agreement or the other Loan Documents.

5.13 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank (other than financial or business projections, forecasts or other information of a forward-looking nature) taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made at the time such statement was made or deemed made. The projections, forecasts and other information of a forward-looking nature have been provided by Borrower in good faith and based upon reasonable assumptions, it being understood and agreed by Bank that such information is not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS.

Borrower covenants that, until Payment in Full, Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the respective states of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect. Borrower has furnished to Bank on the Schedule attached hereto, the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject to the extent non-compliance therewith would reasonably be expected to have a Material Adverse Effect, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates, Collateral Audits.

(a) Borrower shall deliver to Bank: (i) as soon as available, but in any event within 30 days after the end of each calendar month, a company prepared consolidated (and, to the extent available, consolidating) balance sheet, income statement, and statement of cash flows covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and

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certified by a Responsible Officer; (ii) as soon as available, but in any event within 180 days after the end of Borrower’s fiscal year, audited consolidated (and, to the extent available, consolidating) financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements from an independent certified public accounting firm reasonably acceptable to Bank, provided that such annual financial statement is waived for financial year of 2019; (iii) annual budget approved by Borrower’s Board of Directors as soon as available but not later than 45 days after the end of Borrower’s fiscal year; (iv) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (v) promptly (and in any event on or prior to the next Reporting Date) after receipt of notice thereof, a report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of $250,000 or more; (vi) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vii) such budgets, sales projections, operating plans, informal clinical updates on any material developments or other financial information as Bank may reasonably request from time to time;

(b) Within 30 days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(c) As soon as possible and in any event within 3 calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(d) Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test and inspect the Collateral at Borrower’s expense in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. Borrower shall include a submission date on any certificates and reports to be delivered electronically.

6.3 Inventory and Equipment; Returns. Borrower shall keep all Inventory held out for sale and Equipment in good and merchantable condition, free from all material defects except for Inventory and Equipment (i) sold or otherwise disposed of in the ordinary course of business or as otherwise permitted by this Agreement, and (ii) for which adequate reserves have been made, in all cases in the United States. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly (and in any event on or prior to the next Reporting Date) notify Bank of all returns and recoveries and of all disputes and claims involving inventory having a book value of more than $250,000.

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6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or such Subsidiary or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

6.5 Insurance. Borrower, at its expense, shall (i) keep the Collateral insured against loss or damage, and (ii) maintain liability and other insurance, in each case as ordinarily insured against by other owners in businesses similar to Borrower’s. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as lender’s loss payee. All liability insurance policies shall show, or have endorsements showing, Bank as an additional insured. Any such insurance policies shall, to the extent available from the relevant insurer, specify that the insurer must give at least 20 days’ notice to Bank before canceling its policy for any reason, except for notice of cancellation due to non-payment of premium which shall be 10 days’. Within 30 days of the Closing Date (or such longer period as Bank may permit in its sole discretion), Borrower shall cause to be furnished to Bank a copy of its policies including any endorsements covering Bank or showing Bank as an additional insured. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. Proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest, provided that if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6 Primary Depository. Subject to the provisions of Section 3.1 (j) and Section 3.2 (b), within 30 days after the Closing Date (or such longer period as Bank may permit in its sole discretion), Borrower shall maintain substantially all its depository and/or operating accounts with Bank and all investment account with Bank’s Affiliates, provided that prior to Borrower maintaining any investment account with Bank’s Affiliates, Borrower, Bank and any such affiliate shall have entered into a securities account control agreement with respect to any such accounts, in form and substance satisfactory to Bank. Notwithstanding the above, Borrower may maintain Permitted Outside Accounts.

6.7 Minimum RMC. Borrower shall maintain unrestricted cash at Bank greater than or equal to RMC of 2.5, provided that minimum RMC will be reduced to 1.0 upon Borrower’s delivery to Bank of a signed term sheet for the sale of equity securities from investors reasonably acceptable to Bank with at least $35,000,000 in new gross cash proceeds to close and with an obligation to fund within 60 days from the date of such term sheet. From and after receipt of those proceeds, Borrower shall maintain RMC of at least 2.5.

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6.8 Consent of Inbound Licensors. Prior to Borrower entering into or becoming bound as a licensee under any material inbound license agreement (other than over-the- counter software that is commercially available to the public), Borrower shall: (i) provide written notice to Bank of the material terms of such license agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.9 Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary of Borrower creates or acquires any Subsidiary, Borrower or such Subsidiary shall promptly (and in any event on or prior to the next Reporting Date) notify Bank of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by Bank to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) to cause such New Subsidiary to become either (A) a co-borrower hereunder, if such New Subsidiary is organized under the laws of the United States, or (B) a secured guarantor with respect to the Obligations, if such New Subsidiary is not organized under the laws of the United States; and (ii) to grant and pledge to Bank a perfected security interest in (x) all of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary organized under the laws of the United States and (y) all of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary organized under the laws of a jurisdiction outside of the United States (other than property that constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, if the grant of a security interest in such capital stock pursuant to this Agreement would result in material adverse “deemed dividend” tax consequences to Borrower due to the application of IRC §956) that constitutes Collateral hereunder.

6.10 Existing Letter of Credit. Borrower shall be permitted to maintain Borrower’s existing cash collateral accounts at Boston Private Bank (the “BPB Collateral Account”) securing that certain letter of credit for $206,441 in favor of VTR LS 1030 Mass Ave, LLC (the “Letter of Credit”), provided further that the aggregate balance of the BPB Collateral Account shall not exceed $206,441 at any time and upon the earlier of (x) the maturity date of such Letter of Credit as of the Closing Date which is March 26, 2021 and (y) such earlier maturity or termination of such Letter of Credit, the entire balance held in the applicable BPB Collateral Account shall immediately be transferred to one of Borrower’s accounts at Bank. For the avoidance of doubt, the Letter of Credit shall not be renewed or extended so long as Bank shall have provided similar replacement letters of credit in favor of the applicable beneficiary in such amounts and on terms substantially similar to the terms of the Letter of Credit, resulting in replacement letter of credit that are reasonably acceptable to the applicable beneficiaries.

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6.11 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that, until Payment in Full, Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1 Dispositions. Convey, sell, lease, license, transfer, or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the state of Borrower’s formation or relocate its chief executive office without 30 days prior written notification to Bank; replace or suffer the departure of its chief executive officer or chief financial officer without delivering written notification to Bank within 10 days of such departure; fail to appoint an interim replacement or fill a vacancy in the position of chief executive officer or chief financial officer for more than 30 consecutive days; suffer a change on its board of directors which results in the failure of at least one representative of (i) Longwood Fund or its Affiliates and (ii) MPM Bioventures 2018, L.P. or its Affiliates to serve as a voting member, in such case without the prior written consent of Bank which may be withheld in Bank’s good faith business judgment; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course (other than in connection with a transaction permitted by Section 7.3); engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; convert to another form of incorporated or unincorporated business or entity; have a Change in Control; Divide.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or a division, line of business, or business unit of another Person, in each case except (a) where each of the following conditions is applicable: (i) the consideration paid in connection with such transactions (including assumption of liabilities) does not in the aggregate exceed $100,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) if such acquisition is structured as a merger with a Borrower, such Borrower is the surviving entity; or (b) the Bank has received Payment in Full and this Agreement is terminated concurrently with the closing of any merger or consolidation of Borrower in which Borrower is not the surviving entity.

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7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) Indebtedness to Bank, (b) the exchange or conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such exchange or conversion, (c) Indebtedness described in clause (c) of the defined term “Permitted Indebtedness”, (d) prepayment of intercompany Permitted Indebtedness, (e) Indebtedness with an obligation to prepay such Indebtedness only after Payment in Full has occurred, (f) prepayments of Subordinated Debt to the extent permitted by Section 7.9, or (g) prepayments in connection with refinancings of such Indebtedness, provided that the principal amount is not increased (except by an amount equal to fees and expenses reasonably incurred, in connection with such refinancing).

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (i) the licensors of in-licensed property with respect to such property, (ii) in connection with Permitted Liens, or (iii) in connection with Permitted Transfers) that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) repurchase the stock of former employees or directors pursuant to stock repurchase agreements in an aggregate amount not to exceed $250,000 in any fiscal year, as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (ii) repurchase the stock of former employees or directors pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees or directors to Borrower regardless of whether an Event of Default exists, (iii) make dividends or distributions between Loan Parties or from a Subsidiary to a Loan Party, (iv) make dividends payable solely in capital stock, and (v) pay de minimis amounts of cash in lieu of fractional shares upon conversion of convertible securities or upon any stock split or consolidation.

7.7 Investments. Directly or indirectly acquire or own an Investment in, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its investment property with a Person other than Bank or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance reasonably satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower, other than in connection with this Agreement and any Subordinated Debt.

7.8 Capitalized Expenditures. Make Capitalized Expenditures in excess of $350,000 in the aggregate in any fiscal year of Borrower.

7.9 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in

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the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) the incurrence of Subordinated Debt or the sale of Borrower’s equity securities, in each case in bona fide transactions with Borrower’s existing investors that do not result in a Change in Control, (iii) transactions among Loan Parties, (iv) indemnification arrangements with employees, officers, directors or consultants entered into in the ordinary course of business, and (v) transactions permitted by the definition of “Permitted Investments”.

7.10 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.11 Inventory and Equipment. (a) Store Inventory or Equipment (other than (1) inventory in transit, (2) mobile goods and equipment and (3) Research Supplies) of a book value in excess of $250,000 (per location) with a bailee, warehouseman, collocation facility or similar third party unless such third party has been notified of Bank’s security interest and Bank has received a bailee waiver in favor of Bank, in form and substance satisfactory to Bank, duly executed by Borrower and such third party; or (b) with respect to any leased real property, store Collateral of a book value in excess of $250,000 (per location) at such property unless the landlord has been notified of Bank’s security interest and Bank has received a landlord waiver, in form and substance satisfactory to Bank, duly executed by Borrower and such landlord.

7.12 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Sections 6.2 (financial reporting), 6.4 (taxes), 6.5 (insurance), 6.6 (primary accounts) or 6.7 (minimum RMC), or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure

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such default within 10 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 10 day period or cannot after diligent attempts by Borrower be cured within such 10 day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Material Adverse Change. If there occurs any circumstance or any circumstances which would reasonably be expected to have a Material Adverse Effect;

8.4 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 45 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If (a) there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties (i) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $250,000, (ii) in connection with any lease of real property material to the conduct of Borrower’s business, if such default or failure to perform results in the right of another party to terminate such lease, there is a material risk that such termination will occur and such termination will have a material adverse impact on the Borrower’s business, or (iii) that would reasonably be expected to have a Material Adverse Effect, or (b) any default or event of default (however designated) shall occur with respect to any Subordinated Debt which is not cured within any applicable cure period;

8.7 Judgments. If a final, uninsured judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 10 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

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8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) place a “hold” on any account maintained with Bank, decline to honor presentments (including but not limited to checks, wires, and ACH drafts) against any account at Bank, and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(f) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade

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names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(i) Bank may credit bid and purchase at any public sale;

(j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any Guarantor or any other Person liable for any of the Obligations; and

(k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until Payment in Full.

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9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; and/or (b) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing

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and (except for financial statements and other reporting required pursuant to Section 6.2 of this Agreement, which shall be sent as directed in the monthly reporting forms provided by Bank) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by electronic mail to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	Werewolf Therapeutics, Inc.
1030 Massachusetts Avenue, Suite 210
Cambridge, MA 02138
Attn: Chief Executive Officer
[**]

with a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP
1225 Seventeenth St.,
Suite 2600
Denver, CO 80202
Attn: Chalyse Robinson
[**]

If to Bank:	Pacific Western Bank
406 Blackwell Street, Suite 240
Durham, North Carolina 27701
Attn: Loan Operations Manager
[**]

with a copy to:	Pacific Western Bank
1550 Utical Avenue South, Suite 550
St. Louis Park, MN 55416
Attn: Jay McNeil, [**]

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of North Carolina. All disputes, controversies, claims, actions and similar proceedings arising with respect to Borrower’s account or any related agreement or transaction shall be brought in the General Court of Justice of North Carolina sitting in Durham County, North Carolina or the United States District Court for the Middle District of North Carolina, except as provided below with respect to arbitration of such matters. BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF

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THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. If the jury waiver set forth in this Section 11 is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Durham County, North Carolina in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply North Carolina law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section. The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness fees, and reasonable attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

12. GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder; provided that the consent of Borrower shall be required for any such sale, assignment, transfer or participation to a Competitor or a vulture/distressed debt fund unless an Event of Default has occurred and is continuing.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, directors, employees, affiliates, advisors and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable order.

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12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect until Payment in Full. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8 Confidentiality and Publicity.

(a) Borrower shall not, and shall not permit any of its Affiliates to: (i) publish or disclose any materials containing Bank’s name, including in any press release or otherwise in connection with any advertising or marketing, without first obtaining Bank’s prior written consent, or (ii) use Bank’s name (or the name of any of its Affiliates) in connection with its operations or business.

(b) In handling any confidential information, Bank shall exercise commercially reasonable efforts to maintain in confidence, in accordance with its customary procedures for handling confidential information, all written non-public information furnished to Bank on a confidential basis, it being understood and agreed that all information furnished to Bank by Borrower shall be deemed to be provided on a confidential basis unless clearly identified as non-confidential at the time of delivery of such (“Confidential Information”) other than any such Confidential Information that becomes generally available to the public or becomes available to Bank from a source other than Borrower and that is not known to Bank to be subject to confidentiality obligations; provided, that Bank and its Affiliates shall have the right to disclose Confidential Information to: (i) such Person’s Affiliates; (ii) such Person or such Person’s Affiliates’ lenders, funding sources, or financing sources; (iii) such Person’s or such Person’s Affiliates’ directors, officers, trustees, partners, members, managers, employees, agents, advisors,

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representatives, attorneys, equity owners, professional consultants, portfolio management services and rating agencies; (iv) any permitted successor or assign of Bank; provided, that each such Person receiving confidential information pursuant to the foregoing clauses (i) through (iv) is subject to similar obligations of confidentiality; (v) any Person to whom Bank offers to sell, assign or transfer any Credit Extension or any part thereof or any interest or participation therein; (vi) any Person that provides statistical analysis and/or information services to Bank or its Affiliates; and (vii) any Person (A) to the extent required by it by law, (B) as may be required in connection with the examination, audit, or similar investigation of Bank, (C) in response to any subpoena or other legal process or informal investigative demand, (D) in connection with any litigation, or (E) in connection with the actual or potential exercise or enforcement of any right or remedy under any Loan Document. The obligations of Bank and its Affiliates under this Section 12.8 shall supersede and replace any other confidentiality obligations agreed to by Bank or its Affiliates.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

WEREWOLF THERAPEUTICS, INC.

By:	/s/ Dan Hicklin
Name:	Dan Hicklin
Title:	CEO

PACIFIC WESTERN BANK

By:	/s/ Jay McNeil
Name:	Jay McNeil
Title:	Managing Director

(Signature Page to Loan and Security Agreement – Werewolf Therapeutics, Inc.)

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefore, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.

“Amortization Date” means the first anniversary of the Closing Date, provided that upon Borrower’s delivering evidence reasonably satisfactory to Bank of meeting the Performance Milestone, the Amortization Date will, at the Borrower’s option, be November 29, 2021.

“Authorized Officer” means someone designated as such in the corporate resolution provided by Borrower to Bank in which this Agreement and the transactions contemplated hereunder are authorized by Borrower’s board of directors. If Borrower provides subsequent corporate resolutions to Bank after the Closing Date, the individual(s) designated as “Authorized Officer(s)” in the most recently provided resolution shall be the only “Authorized Officers” for purposes of this Agreement.

“Bank Expenses” means all reasonable and documented costs or expenses (including reasonable attorneys’ fees and expenses, whether generated by in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable and documented attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of North Carolina are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Cash Burn” means an amount equal to the prior period’s ending Cash minus the current period’s ending Cash, excluding from the calculation of current period Cash any inflows of Cash from Borrower’s borrowing money, or selling equity, including in connection with the exercise of warrants or options to purchase Borrower’s stock. Cash Burn will be calculated based on the average of the Cash Burn in the trailing three month.

1.

“Change in Control” shall mean a transaction, other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Bank, in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) who were not the stockholders of Borrower immediately prior to such transaction, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 50% of the outstanding voting securities of the Borrower immediately after giving effect to such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the North Carolina Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except for the following property (collectively, the “Excluded Collateral”): (i) property that is non-assignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, §25-9-406 and §25-9-408 of the Code), (ii) property for which the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) property that constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, if the grant of a security interest in such capital stock pursuant to this Agreement would result in material adverse “deemed dividend” tax consequences to Borrower due to the application of IRC §956, (iv) property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien, (v) any Intellectual Property or (vi) any Permitted Outside Account.

“Competitor” means any Person that is an operating company directly and primarily engaged in substantially similar business operations as the Borrower.

“Compliance Certificate” means a compliance certificate, in substantially the form of Exhibit D attached hereto, executed by a Responsible Officer of the Borrower.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the

2.

account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Credit Extension” means Term Loan, or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Divide” means, with respect to any Person that is an entity, the dividing of such Person into two or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other statute with respect to any corporation, limited liability company, partnership, or other entity.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Excluded Collateral” has the meaning assigned in the definition of “Collateral”.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“Guarantors” means each Subsidiary of the Borrower that has executed and delivered a secured guaranty or guaranty supplement satisfactory to Bank pursuant to Section 6.9.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, including but not limited to any sublimit contained herein.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

3.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended, extended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” means each Borrower and each Guarantor, if applicable.

“Material Adverse Effect” means a material adverse effect on (i) the operations, business or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Maturity Date” means fourth anniversary of the Closing Date.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“New Equity” means gross cash proceeds received after the Closing Date from the sale or issuance of Borrower’s Series A equity securities.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Payment in Full” means all of Bank’s commitments to make Credit Extensions under this Agreement have terminated, and all Obligations have been paid in full other than (x) contingent indemnification obligations, and (y) contingent Success Fee obligations.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

4.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness not to exceed $500,000 in the aggregate at any time secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed at the time it is incurred the cost of the property (including taxes and fees) financed with such Indebtedness; provided that, notwithstanding anything to the contrary herein and strictly for the purposes of this clause (c) of the definition of Permitted Indebtedness and for no other purpose, any obligations of a Person that are or would have been treated as operating leases or capital leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (Topic 842) (the “ASU”) shall continue to be accounted for as operating leases or capital leases (whether or not such operating lease obligations or capital lease obligations, as applicable, were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP.

(d) Subordinated Debt;

(e) Indebtedness to trade creditors incurred in the ordinary course of business;

(f) Indebtedness that also constitutes a Permitted Investment;

(g) Cash deposits or letters of credit in connection with real estate leases in the ordinary course of business;

(h) other Indebtedness in an amount not to exceed $250,000 at any time outstanding, of which an amount not to exceed $50,000 may be secured by Liens permitted under clause (o) of the definition of “Permitted Liens”;

(i) Indebtedness between Loan Parties;

(j) guarantees of any items of Permitted Indebtedness;

(k) Indebtedness arising in respect of endorsements of instruments or other payment items for deposit in the ordinary course of business;

(l) Indebtedness owed to any Person providing property, casualty or liability insurance to either Borrower or any Subsidiary relating to insurance premium financing arrangements;

(m) Indebtedness under or in respect of surety bonds, appeal bonds, performance and return of- money bonds, workers’ compensation claims, self-insurance obligations or bankers’ acceptances incurred in the ordinary course of business in connection with bids, leases and similar commercial contracts;

5.

(n) Indebtedness representing deferred compensation, severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of either Borrower or its Subsidiaries incurred in the ordinary course of business or in connection with Permitted Investments;

(o) Indebtedness in connection with corporate credit cards in an amount not to exceed $100,000; and

(p) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

(b) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Bank’s money market accounts; (v) Investments in regular deposit or checking accounts held with Bank or as otherwise permitted by, and subject to the terms and conditions of, Section 6.6 of this Agreement; and (vi) Investments consistent with any investment policy adopted by the Borrower’s board of directors;

(c) Investments accepted in connection with Permitted Transfers;

(d) (i) Investments of Subsidiaries in or to other Subsidiaries or Borrower, (ii) Investments by Borrower in Subsidiaries not to exceed $250,000 in the aggregate in any fiscal year and (iii) Investments of Loan Parties in or to other Loan Parties;

(e) Investments not to exceed $250,000 outstanding in the aggregate at any time consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (g) shall not apply to Investments of Borrower in any Subsidiary;

(h) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year;

6.

(i) Investments permitted under Section 7.3; and

(j) Additional Investments that do not exceed $250,000 in the aggregate in any fiscal year.

“Permitted Licenses” has the meaning set forth in Section 5.4.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Credit Extensions) or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Bank;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves;

(c) Liens not to exceed $500,000 in the aggregate at any time (i) upon or in any Equipment (other than Equipment financed by a Credit Extension) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, (ii) in connection with capital leases, or (iii) existing on such Equipment at the time of its acquisition, in each case provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP;

(e) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required;

(f) the following deposits (including by way of deposits to secure letters of credit issued to secure the same), to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money, except in connection with corporate credit cards permitted by clause (o) of the definition of “Permitted Indebtedness”) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(g) Liens securing Subordinated Debt, provided that such Liens do not encumber assets beyond those assets comprising the Collateral.

7.

(h) leasehold interests in leases or subleases, licenses or sublicenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due or being contested in good faith by appropriate proceedings; provided, that the Borrower maintain adequate reserves therefor in accordance with GAAP;

(j) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(k) statutory, common law and contractual rights of set-off and other similar rights as to deposits of cash and securities in favor of banks and other depository institutions;

(l) Liens on Cash securing obligations permitted under clause (g) of the definition of Permitted Indebtedness;

(m) precautionary filings in connection with operating leases in the Equipment that is the subject of such leases; provided that such Liens and collateral descriptions in such precautionary filings be limited to such specific operating leases and not all assets or substantially all assets of the Borrower or any Subsidiary;

(n) Liens consisting of Permitted Licenses;

(o) additional Liens securing obligations not in excess of $50,000 at any time outstanding; provided that such Liens and collateral descriptions in any filings be limited to specific assets and not all assets or substantially all assets of the Borrower or any Subsidiary;

(p) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (o) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

(q) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 (attachment) or8.8 (judgments).

“Permitted Outside Account” means depository accounts in an aggregate amount not to exceed $20,000.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a) Inventory in the ordinary course of business;

(b) property pursuant to Permitted Licenses;

8.

(c) worn-out, surplus or obsolete Equipment not financed with the proceeds of Credit Extensions;

(d) grants of security interests and other Liens that constitute Permitted Liens;

(e) property in connection with Permitted Investments;

(f) property from any Subsidiary of Borrower to Borrower or between Loan Parties;

(g) cash and cash equivalents (i) in connection with transactions in the ordinary course of business and (ii) in connection with transactions that (A) are approved by Borrower’s board of directors (to the extent Board approval is required by Borrower’s policies or other organizational documents) and (B) not otherwise prohibited hereunder;

(h) mandated destruction of pre-clinical and clinical trial supplies; and

(i) other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $500,000 during any fiscal year.

“Performance Milestone” means Borrower’s achieving at least Twenty Two Million Dollars ($22,000,000) in New Equity.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Remaining Months Cash” or “RMC” means unrestricted cash at Bank divided by Cash Burn.

“Reporting Date” means each date a Compliance Certificate is delivered (or required to be delivered) pursuant to Section 6.2(b).

“Research Supplies” means active pharmaceutical ingredients, other raw materials, finished product, formulation components and concomitant medication; in each case, intended for use and used in Borrower’s and its Subsidiaries’ pre-clinical research and research discovery efforts.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Financial Officer, Chief Operating Officer, Vice Presidents of Borrower, as well as any other officer or employee identified as an Authorized Officer in the corporate resolution delivered by Borrower to Bank in connection with this Agreement.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“SOS Reports” means the official reports from the Secretaries of State of the state where Borrower’s chief executive office is located, the state of Borrower’s formation and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

9.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Success Fee Event” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of Borrower and its Subsidiaries takes as a whole, (b) any reorganization, consolidation, merger or sale of the voting securities of Borrower or any other transaction where the holders of Borrower’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction, or (c) the sale or issuance of Borrower’s or its Affiliates’ equity securities in connection with an initial public offering, an alternative public offering, a reverse merger, or any similar transaction in which Borrower or its Affiliates receives cash proceeds from such sale or issuance and Borrower’s or its Affiliates’ equity securities may thereafter be traded in a public market.

“Term Loan” means the term loan made under Section 2.1(b), consisting of Tranche I and Tranche II.

“Tranche I” means a Term Loan in principal amount of $6,000,000.

“Tranche II” means a Term Loan in principal amount of $8,000,000.

10.

USA PATRIOT ACT

NOTICE

OF

CUSTOMER IDENTIFICATION

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is made and entered into as of December 22, 2020, by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”), and WEREWOLF THERAPEUTICS, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of May 29, 2020 (as amended from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1) Consent to MSC Subsidiary. Borrower has notified Bank that Borrower intends to create the MSC Subsidiary. Bank and Borrower hereby agree that, so long as the MSC Investment Conditions continue to be met, (a) the MSC Subsidiary will not be required to become a co-borrower or secured guarantor with respect to the Obligations, notwithstanding Section 6.9 of the Agreement, and (b) Investments by Borrower in the MSC Subsidiary will constitute Permitted Investments. If, at any time after the formation of the MSC Subsidiary, the MSC Investment Conditions are not met, then (x) Borrower may not make Investments in the MSC Subsidiary, and (y) within two Business Days after the first date on which the MSC Investment Conditions are not met, Borrower shall cause the MSC Subsidiary to (i) order the liquidation of any of its Investments into cash, (ii) transfer cash to Borrower’s accounts with Bank, and (iii) thereafter transfer any cash that it possesses to Borrower’s accounts with Bank, in each case until the MSC Investment Conditions are again being met. Borrower shall not permit the MSC Subsidiary to make any Investments or hold any assets that would cause the MSC Subsidiary to fail to qualify as a “security corporation” under 830 CMR 63.38B.1 of the Massachusetts tax code and applicable regulations (as the same may be amended, modified, or replaced from time to time).

2) The following defined terms are hereby added in Exhibit A to the Agreement, as follows:

“MSC Investment Conditions” means that

(a) the MSC Subsidiary maintains all of its Cash and Investments in accounts with Bank (without the requirement for control agreements over such accounts);

(b) Borrower maintains on deposit with Bank Cash in an aggregate amount greater than or equal to 105% of the then outstanding principal and accrued interest on all Credit Extensions (excluding cash-secured facilities); and

(c) the MSC Subsidiary qualifies as a “security corporation” under 830 CMR 63.38B.1 of the Massachusetts tax code and applicable regulations (as the same may be amended, modified, or replaced from time to time).

“MSC Subsidiary” means Werewolf Therapeutics Mass Securities, Inc., a wholly owned Subsidiary of Borrower.

3) Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

4) Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment; provided, however, that those representations and warranties expressly referring to another date shall be true and correct as in all material respects as of such date; and provided further that representations and warranties that by their terms include a materiality qualification shall be true and correct in all respects.

5) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

6) As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)	this Amendment, duly executed by Borrower; and

b)

payment for all Bank Expenses incurred through the date of this Amendment, including Bank’s expenses for the documentation of this Amendment and any UCC, good standing or intellectual property search or filing fees, which may be debited from any of Borrower’s accounts.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

WEREWOLF THERAPEUTICS, INC.		PACIFIC WESTERN BANK

By:	/s/ David Cordo	By:	/s/ Ashley N. Pittman
Name:	David Cordo	Name:	Ashley N. Pittman
Title:	CFO	Title:	SVP

[Signature Page to First Amendment to Loan and Security Agreement]

SECOND AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of February 18, 2021, by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”), and WEREWOLF THERAPEUTICS, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of May 29, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1) Amendments.

a)	New Section 2.1(c) is added to the Agreement to read as follows:

(c) Usage of Credit Card Services Under Credit Card Line.

(i) Usage Period. Subject to and upon the terms and conditions of this Agreement, at any time through the Credit Card Maturity Date, Borrower may use the Credit Card Services (as defined below) in amounts and upon terms as provided in this Section.

(ii) Credit Card Services. Subject to and upon the terms and conditions of this Agreement, Borrower may request corporate credit cards and standard e-commerce merchant account services from Bank (collectively, the “Credit Card Services”). The aggregate limit of the corporate credit cards and merchant credit card processing reserves shall not exceed the Credit Card Line. Amounts borrowed and repaid under the Credit Services may be reborrowed. The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of Bank’s standard forms of application and agreement for the Credit Card Services.

(iii) Collateralization of Obligations Extending Beyond Maturity. If Borrower has not cash collateralized its Obligations with respect to any Credit Card Services by the Credit Card Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such Obligations to the extent of the then outstanding Obligations under the Credit Card Services. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Obligations under the Credit Card Services are outstanding. Upon Borrower’s cash collateralizing its Obligations under the Credit Card Services or the Payment in Full, Bank’s security interest and pledge under this Section 2.1(c) shall be automatically released with no further action on part of either the Bank or Borrower.

b)	The reference to “March 26, 2021” in Section 6.10 of the Agreement is amended to read “December 31, 2022”.

c)	Section 7.8 of the Agreement is amended to read as follows:

7.8 Capitalized Expenditures. Make Capitalized Expenditures in excess of $2,000,000 in the aggregate for Borrower’s fiscal year of 2021 and, for each fiscal year thereafter, $500,000.

d)	Section 7.11 of the Agreement is amended to read as follows:

e)

7.11 Inventory and Equipment. (a) Store Inventory or Equipment (other than (1) inventory in transit, (2) mobile goods and equipment and (3) Research Supplies) of a book value in excess of $250,000 (per location) with a bailee, warehouseman, collocation facility or similar third party unless such third party has been notified of Bank’s security interest and Bank has received a bailee waiver in favor of Bank, in form and substance satisfactory to Bank, duly executed by Borrower and such third party; or (b) with respect to any leased real property, store Collateral of a book value in excess of $250,000 (per location; other than with respect to the leased properties located at (1) 480 Arsenal Way, Watertown, MA, and (2) 200 Talcott Avenue, Watertown, MA, store Collateral of a book value in excess of $1,500,000 at each such property) at such property unless the landlord has been notified of Bank’s security interest and Bank has received a landlord waiver, in form and substance satisfactory to Bank, duly executed by Borrower and such landlord.

f)	Section 9.1 (j) and 9.1 (k) of the Agreement are renumbered to read as Section 9.1(k) and Section 9.1(l).

g)	A new Section 9.1(j) is added to the Agreement to read as follows:

(j) Demand that Borrower (i) deposit cash with Bank in an amount equal to amount of any Credit Card Services as cash collateral for the repayment of any future drawings under such Credit Card Services, and (ii) pay in advance all fees scheduled to be paid or payable in connection with the Obligations under the Credit Card Services, and Borrower shall promptly deposit and pay such amounts;

h)	Exhibit A to the Agreement is amended by amending or restating, or adding, in appropriate alphabetical order, as applicable, the following defined terms to read as follows:

“Credit Card Line” means a revolving Credit Extension of up to $75,000, to be used exclusively for the provision of Credit Card Services.

“Credit Card Maturity Date” means May 29, 2024.

“Payment in Full” means all of Bank’s commitments to make Credit Extensions under this Agreement have terminated, and all Obligations have been paid in full other than (x) contingent indemnification obligations, (y) contingent Success Fee obligations and (z) any Obligations under the Credit Card Services that are cash collateralized, including Obligations that are incurred after the date of termination.

“Second Amendment Date” means February 18, 2021.

2)

Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its terms. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement and the security interest as granted as of the Closing Date continues without novation.

3)

Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment (provided, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date, and provided further that any representation or warranty that contains a materiality qualification therein shall be true and correct in all respects). No Event of Default has occurred or would exist after giving effect to this Amendment.

4)

This Amendment and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Amendment; except that any financing statements or other agreements or instruments filed by Bank with respect to Borrower shall remain in full force and effect.

5)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

6)	The terms of Article 11 of the Agreement are incorporated by reference herein, mutatis mutandis.

7)	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:

a)	this Amendment, duly executed by Borrower and Bank;

b)	a true and correct copy of each of Borrower’s certificate of incorporation and bylaws, as in effect as of the Second Amendment Date have been delivered to Bank;

c)	a Corporate Resolution of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement; and

d)	payment of all Bank Expenses, which may be debited from any of Borrower’s deposit account maintained with Bank.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

WEREWOLF THERAPEUTICS, INC.		PACIFIC WESTERN BANK

By:	/s/ Daniel J. Hicklin	By:	/s/ Ashley N. Pittman
Name:	Daniel J. Hicklin	Name:	Ashley N. Pittman
Title:	President and CEO	Title:	SVP